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									  EXHIBIT 12-2

	PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
	COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
	SEC METHOD
	($000)

										    3 MONTHS
                                              						                       ENDED
                                          						                      03/31/96
	                                                               ----------------

NET INCOME	$150,280
ADD BACK:
- - INCOME TAXES:
     OPERATING INCOME	 103,909
     NON-OPERATING INCOME	  (624)
		-------
     NET TAXES      	103,285

- - FIXED CHARGES:
     INTEREST APPLICABLE TO DEBT	  95,961
     ANNUAL RENTALS    	2,299
		-------
     TOTAL FIXED CHARGES	 97,990

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK	 4,509
     ADJUSTMENT TO PREFERRED DIVIDENDS*	 3,099
		-------
		 7,608

FIXED CHARGES AND PREFERRED DIVIDENDS 	$105,598
		========

EARNINGS BEFORE INCOME TAXES AND
     FIXED CHARGES	$ 351,555
		========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDEND REQUIREMENTS	3.33
		====




 * ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
   TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS

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